Exhibit 16.1

June 18, 2004

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Worldbridge Broadband Services 401(k) Plan (the Plan) and, under the date of July 3, 2003, we reported on the financial statements of the Plan as of and for the years ended December 31, 2002 and 2001. On April 14, 2004, our appointment as principal accountants for the Plan was terminated. We have read the Plan’s statements included under Item 4 of its Form 8-K dated April 14, 2004, and we agree with such statements, except we are not in a position to agree or disagree with the Plan’s statement that the dismissal of KPMG LLP was recommended and approved by C-COR.net Corp.’s Audit Committee, nor are we in a position to agree or disagree with the Plan’s statement that during the years ended December 31, 2001 and 2002 and through April 21, 2004, the Plan did not consult Parente Randolph, PC with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on the Plan’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP